EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NRG Energy, Inc.:

We consent to the incorporation by reference in the registration statements No. 333‑197882, 333-185501, 333-182379, 333-171318, 333-151992, 333-135973, 333-114007 and 333-217595 on Form S-8 of NRG Energy, Inc. (the Company) of our reports dated February 28, 2019, with respect to the consolidated financial statements of operations, comprehensive income/(loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of NRG Energy, Inc.
Our report dated February 28, 2019 on the consolidated financial statements refers to a change in accounting principle, the Company's adoption of Topic 606, Revenue from Contracts with Customers.

Our report dated February 28, 2019 on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states our audit of the Company's internal control over financial reporting excluded XOOM Energy, LLC.

(signed) KPMG LLP

Philadelphia, Pennsylvania
February 28, 2019